Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT Acquires Brooklyn, NY Medical Office Building for $15.93 Million

New York, November 15, 2018 / PRNewswire/ - American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-listed REIT which owns a portfolio of office and retail condominium buildings in New York City, announced today that on October 17, 2018 it acquired the fee-simple interest in a 17,500 square foot, medical office building located in the Bay Ridge neighborhood of Brooklyn, New York for $15.931 million.

The building is 100% occupied and the leases have embedded contractual rent growth with a weighted average remaining lease term of 7.62 years. Three investment grade tenants, each with a Moody’s implied credit rating of A33, represent a combined 84.86% of the total initial annual rent and 88.57% of the total net rentable area. The building is located in close proximity to public transit and major New York City thoroughfares, and is comprised of a diverse medical office tenant mix including chemotherapy, cardiovascular, and oncology service providers.

“This latest acquisition further supports the company’s investment strategy and diversifies NYCR’s property mix by adding long-term net leases with creditworthy tenants which feature contractual rent growth” said Michael Weil, Chief Executive Officer and President, NYCR.

About NYCR

American Realty Capital New York City REIT, Inc. a public non-listed REIT owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYCR’s most recent Annual Report on Form 10-K and NYCR’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063

1 Represents contract purchase price and excludes capitalized acquisition costs per GAAP.

2 Weighted average remaining lease term based on square feet

3 Investment Grade Rating: Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are determined using Moody’s proprietary analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. Ratings information is as of October 1, 2018.